Exhibit 10.17
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into as of this 11th day of March 2025 by and between Aura Consolidated Group, Inc. and Hari Ravichandran (the “Executive”) (collectively, the “Parties”).
W I T N E S S E T H:
WHEREAS, the Executive was party to an employment agreement with WC SACD One, Inc. dated January 2019 (the “Prior Agreement”), which was assumed by Aura Group, Inc.,
WHEREAS, Aura Group, Inc. spun off Aura Consolidated Group, Inc. (the “Company” or “Aura Consolidated”) to its shareholders in May 2024 and changed its name to Pango Group, Inc. (“Pango”),
WHEREAS, the Parties desire that the Executive lead the Company and its subsidiaries as their principal executive officer, and Executive desires to use his skill, experience, and judgment to lead the Company and its subsidiaries, on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:
1.    DEFINITIONS.
As used in this Agreement, capitalized terms shall have the meanings set forth in this Agreement. The following capitalized terms shall have the following meanings:
(a)    “Affiliate” of a Person shall mean a Person that directly or indirectly Controls, is Controlled by, or is under common Control with the Person specified. For avoidance of doubt, an Affiliate includes, without limitation, a Person in which the Company, directly or indirectly, owns a majority of its Voting Securities.
(b)    “Annual Bonus” shall mean the annual cash bonus, if any, payable to the Executive in respect of any given calendar year pursuant to Section 5 of this Agreement.
(c)    “Base Salary” shall mean the annual rate of base salary provided for in Section 4 below or any increased annual rate of base salary granted to the Executive pursuant to Section 4 of this Agreement as in effect from time to time.
(d)    “Board” shall mean the board of directors of the Company.
(e)    “Cause” shall mean:
(i)    the Executive’s intentional material breach of a material provision of this Agreement;

(ii)    the Executive’s (A) willful misconduct or (B) gross negligence which has resulted in material injury to the business or reputation of the Company, or any of its Affiliates;
(iii)    at any time prior to the occurrence, if any, of a Change in Control Event, a repeated failure by the Executive to follow the written directives of the Board; provided, however, that (A) if the Executive initially refuses to obey the written directives of the Board, he is furnished a written statement by the Board that it believes in good faith that the acts or non-acts in respect of which it is giving the direction are in the Company’s best interests, and (B) the Executive is provided the opportunity to discuss with the Board its reasons for not complying with the Board’s directives, and provided further that the Executive’s refusal to follow any written directive of the Board that would cause the Executive to commit any illegal act or engage in any illegal course of conduct shall not be Cause for employment termination;
(iv)    the Board’s reasonable, good faith determination, after an appropriate investigation, that the Executive engaged in, or a finding of a body with appropriate jurisdiction that the Executive is liable for or guilty of, any intentional act of unlawful discrimination or sexual harassment (as such terms are defined under applicable federal, state and/or local law) with respect to employees, consultants, customers or vendors of the Company or any of its Affiliates, in either event which results in material injury to the business or reputation of the Company or any of its Affiliates;
(v)    the Executive’s conviction of, or plea of guilty or nolo contendere (or similar plea) to, a felony or any other crime involving dishonesty, fraud, embezzlement or moral turpitude (as such term is defined in the standards published by the U.S. Department of State’s Foreign Affairs Manual).
provided, however, that, in the case of the preceding clauses (i) – (iii), the Board shall provide the Executive with written notice of such breach and Executive shall not have substantially cured such breach (if curable) within thirty (30) days after such written notice is given. For purposes of this Section 1(e), no act or failure to act shall be considered “willful” or “intentional” unless it is done, or omitted to be done, in bad faith without reasonable belief that the action or omission was in the best interest of the Company. For the avoidance of doubt, failure to meet performance standards or objectives, by itself, does not constitute “Cause.” The Board must in all events provide the Executive with a written notice within ninety (90) days following the later of the occurrence of circumstances constituting Cause or the date upon which the Board had actual knowledge of such circumstances; provided, that such 90-day period shall be tolled during any period in which the Parties are engaging in good faith discussions regarding the occurrence of circumstance constituting Cause. The Company shall be deemed to have irrevocably waived any claim of such circumstances constituting “Cause” upon the expiration of such 90-day period (taking into account any tolling of such period).
(f)    “Change in Control Event” shall mean the first to occur of the following events: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company or a bona-fide financing of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, a Change of Control of the Company shall not be deemed to have occurred solely because (1) the Company, (2) any one or more members of executive management of the Company or its subsidiaries, (3) any employee stock ownership plan or any other employee benefit plan of the Company or any Affiliate or (4) any combination of the Persons referred to in the preceding clauses (1) through (3) becomes the actual or beneficial owner (within the meaning of rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) of 50% or more of the Voting Securities of the Company.
(g)    “Change in Control Period” shall mean the period beginning on the date on which a Change in Control Event is consummated and ending on the one-year anniversary thereof.
(h)    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.
(i)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.
(j)    “Company Service Provider” shall mean an employee, director, consultant or independent contractor of or for the Company or any of its Affiliates.
(k)    “Competing Business” shall mean any business engaged in a line of business in which the Company or any of its subsidiaries is engaged as of. or have plans to become engaged within the three-month period immediately following, the Termination Date. For avoidance of doubt, the business of Pango and/or its subsidiaries shall not be considered a Competing Business.
(l)    “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(m)    “Effective Date” shall have the meaning set forth in Section 2 below.
(n)    “Equity Incentive Plan” shall mean Aura Consolidated Group, Inc. Equity Incentive Plan (or its successor).
(o)    “Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or other “person,” as such term is used in section 14(d) of the Exchange Act.

(p)    “Restricted Period” shall mean the period beginning on the Termination Date and ending on the one-year anniversary of the Termination Date.
(q)    “Termination Date” shall mean the date specified in Section 10(b).
(r)    “Term of Employment” shall mean the period specified in Section 2 below (including any extension as provided therein).
(s)    “Voting Securities” means, with respect to any Person, any securities entitled to vote (including by the execution of action by written consent) generally in the election of directors of such Person (together with direct or indirect options or other rights to acquire any such securities).
2.    TERM OF EMPLOYMENT.
The Term of Employment shall commence on January 1, 2025 (the “Effective Date”) and shall extend until the third anniversary of the Effective Date. Commencing on the third anniversary of the Effective Date and on each anniversary thereafter, the Term of Employment shall be renewed automatically for succeeding terms of one (1) year, unless either Party gives written notice to the other Party at least ninety (90) days prior to the expiration of the then-current term of the intention not to renew (a “Non-Renewal Notice”). If a Non-Renewal Notice is provided by either Party, then the Executive’s employment with the Company shall cease as of the end of the then-current Term of Employment. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Sections 9–11 of this Agreement, and in such event the Term of Employment shall end on the Termination Date.
3.    POSITION, DUTIES AND RESPONSIBILITIES.
(a)    During the Term of Employment, the Executive will lead the Company as its Chief Executive Officer. The Executive shall also serve as a member of the Board without additional compensation therefor and shall report to the Board. Further, the Executive shall (i) serve on such committees of the Board, (ii) serve on such boards of directors of subsidiaries of the Company and/or (iii) hold such corporate officer titles and positions of the Company and of its subsidiaries, as may be required under other agreements or as requested by the Board in its sole discretion.
(b)    As Chief Executive Officer, the Executive shall have all rights, powers, privileges and duties to lead the Company and its subsidiaries (collectively, the “Company Group”) as the principal executive officer, including, by way of illustration and not as limitations, the rights to oversee and manage the day-to-day operations of the Company Group, to hire and terminate officers and employees of the Company Group, to determine, develop and carry out the Company Group’s growth and execution strategies, to take all actions necessary or appropriate to implement such strategies, to set the budget, and to take all other actions Executive deems necessary or desirable on behalf of the Company Group, except those specifically reserved in writing for the Board under its agreements with investors. Notwithstanding the foregoing, nothing in this Agreement shall restrict the Board from taking any action where the Board determines in good faith that its failure to take such action would constitute a breach of the fiduciary duties of the Board. The Executive shall exercise the scope of his authority in good faith and in a manner consistent with industry standards and reasonably calculated to achieve material compliance with the laws, regulations, policies, procedures and contracts applicable to the business of the Company Group. Nothing in this Agreement shall prohibit Executive from reasonably delegating parts of the responsibilities set forth in or contemplated by this Section 3(b) to other employees of the Company Group. In exercising his authority hereunder, the Executive shall be subject to all fiduciary duties that would be imposed upon a director of a Delaware corporation.
(c)    The Executive’s primary worksite shall be his home and secondary worksite is the Company’s headquarters in Boston. The Executive has been approved to perform the majority of his duties from an alternative location, such as working from home. The Executive agrees and acknowledges that he is expected to work from the Company’s headquarters in Boston on an as-needed basis (as determined by the Board) and engage in Company travel on an as-needed basis.
(d)    During the Term of Employment, the Executive shall do and perform all services, acts, or things necessary to discharge his duties under this Agreement and serve the Company faithfully and use his business judgment, skill to advance the interests of the Company, The Parties hereto agree that the Executive currently serves as the chief executive officer and a member of the board of directors of Pango and that it is expected he will continue to do so for the remainder of the Term of Employment. The Company agrees and acknowledges that during the Term of Employment the Executive shall be permitted in all events to devote as much of his business time as necessary to perform his roles at Pango. Any termination of the Executive’s services with Pango shall in no event impact any of the Executive’s rights to payment under this Agreement.
(e)    Subject to the prior express written consent of the Board, which shall not be unreasonably withheld, the Executive shall be permitted to: (i) serve on up to two other boards of directors (or advisory committee) of a corporation or entity (not including Pango), (ii) serve on the boards of a reasonable number of trade associations and/or charitable organizations and (iii) engage in a reasonable number of charitable activities and community affairs. Nothing herein shall preclude the Executive from managing his personal investments and affairs (including those of his parents, spouse and children); provided, that, no personal investments shall in any event be in a competing business, or otherwise present a material conflict of interests without the Board’s express prior written consent. The Company acknowledges that the Executive has acquired the businesses listed in Schedule 1 attached hereto. To the extent that the Executive intends to acquire equity securities in a company during a twelve-month period in excess of $10,000,000, the Executive shall notify the Company of the purchase and provide information regarding such investment as reasonably requested by the Company. Notwithstanding the foregoing, the Executive may only engage in the activities set forth in this Section 3(e) so long as such engagement does not conflict or materially interfere with the effective discharge of his duties and responsibilities under Section 3(a) and (b) above.

(f)    The Parties acknowledge that the Executive may not bring to the Company or otherwise use any confidential information of a former employer or third party which are not generally available to the public, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use. The Executive further represents that in performing his duties under this Agreement, he will not utilize any confidential information of a prior employer or third party.
4.    BASE SALARY.
As of the Effective Date and during 4the remainder of the Term of Employment, the Executive shall be paid an annual salary of 50,000, payable in accordance with the regular payroll practices of the Company or its subsidiaries (but no less frequently than bi-weekly). The amount payable from time to time under this Section 4 is referred to as the “Base Salary.” Base Salary may be increased (but not decreased) from time to time by the Board beginning in 2026.
5.    ANNUAL BONUS.
The Executive shall be eligible to earn an Annual Bonus in respect of each full calendar year occurring during the Term of Employment beginning with 2025, subject to (i) the Executive’s continued employment through the date on which annual bonuses are paid to the employees of the Company (except as otherwise provided in Section 11 below) and, if applicable (ii) achievement of certain individual and/or Company annual performance goals to be established in respect of each calendar year by the Board (or a committee thereof) in its sole discretion after consultation with the Executive. The target amount of the Annual Bonus shall be not less than one hundred percent (100%) of the Executive’s Base Salary for the then current calendar year (the “Target Annual Bonus Opportunity”). The actual amount of the Annual Bonus amount for a calendar year may be greater or lesser than the Target Annual Bonus Opportunity depending upon the extent to which performance goals have been met, as determined by the Board. The Annual Bonus (if any) shall be paid to the Executive at the same time as bonuses are paid to other employees of the Company, but no later than two and one-half (2 ½) months following the end of the calendar year to which such Annual Bonus relates.
6.    PROVISIONS REGARDING EQUITY INTERESTS.
As soon as administratively practicable after signing this Agreement but in no event later than March 15, 2025, the Executive will receive a one-time grant of a stock option to acquire up to 3,000,000 shares of the Company’s common stock (the “Sign On Equity Award”). The material terms of the Sign On Equity Award are sent forth in Exhibit B and shall be set forth in a form of stock option agreement that is substantially similar to the current form of stock option agreement approved for grants under the Plan except to the extent inconsistent with the terms set forth in Exhibit B. The Executive understands that the Sign On Equity Award will be subject to stockholder approval. In the event that the Company’s stockholders do not timely approve the Sign On Award, the Parties agree that this Agreement shall immediately terminate without any further obligation by either Party.

7.    EMPLOYEE BENEFIT PROGRAMS.
During the Term of Employment, the Executive shall be entitled to participate in any employee pension, welfare and fringe benefit plans and programs generally made available to the senior executive officers of the Company, as such plans or programs may be in effect from time to time. The Executive’s right to participate in such plans and programs shall not affect the Company’s right to amend or terminate the general applicability of such plans and programs. The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit plans or programs as it deems appropriate.
8.    REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES; PERQUISITES; VACATIONS.
(a)    Business Expenses. The Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with the performance of his duties hereunder, subject to the Executive’s provision of reasonable documentation of such expenses in accordance with the Company’s business expense reimbursement policy as may be in effect from time to time.
(b)    Perquisites. During the Term of Employment, the Executive shall be entitled to any perquisites that are generally offered to other senior executive officers of the Company, on terms and conditions as determined by the Company from time to time.
(c)    Vacation. During the Term of Employment, the Executive shall be entitled to vacation at such time(s) as the Executive and the Board reasonably agree is appropriate and subject to the Company’s vacation policies as in effect from time to time.
9.    TERMINATION OF EMPLOYMENT.
(a)    Death. The Term of Employment shall terminate upon the Executive’s death.
(b)    Disability. The Company shall be entitled to terminate the Executive’s employment for Disability if the Executive has experienced a permanent disability as defined in the Company’s long-term disability plans (a “Disability”). The termination of the Executive’s employment by the Company for Disability shall not be considered a termination without Cause for purposes of this Agreement.
(c)    For or Without Cause or Voluntarily (Other than for Good Reason). The Company may terminate the Executive’s employment for Cause or without Cause. The Executive may voluntarily terminate his employment, and a voluntary termination by the Executive without Good Reason shall be referred to herein as a “Voluntary Resignation”. Upon such a Voluntary Resignation, the Executive shall provide the Company with notice of his intent to terminate his employment at least thirty (30) days in advance of the Termination Date.

(d)    Good Reason. The Executive may terminate his employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in connection with the Executive’s termination of employment, the occurrence of any of the following events without his consent:
(i)    a diminution in Executive’s title or duties prior to a Change in Control Event;
(ii)    a material diminution in the Executive’s duties and responsibilities other than a change in the Executive’s duties and responsibilities that results from the Company Group becoming part of a larger organization following a Change in Control Event;
(iii)    a requirement that the Executive report to any person or entity other than to the Board;
(iv)    a material change in the geographic location at which Executive must perform the services set forth in this Agreement, which the Parties agree is a relocation of Executive’s principal place of business to a location that is not within 20 miles from the Company’s headquarters in Boston as of the Effective Date (or any other location previously approved in writing by Executive).
provided that, within 60 days following the occurrence of any of the events set forth in clauses (i) through (iv), the Executive shall have delivered written notice to the Company of his intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within 60 days following the Company’s receipt of such notice. In the event that the Company fails to cure the condition constituting Good Reason during such cure period, the Executive must terminate his employment, if at all, within 30 days following such cure period in order for such termination of Executive’s employment to constitute a termination of his employment for Good Reason, unless otherwise agreed by the Company and the Executive.
10.    PROCEDURE FOR TERMINATION OF EMPLOYMENT.
(a)    Notice of Termination of Employment. Any termination of the Executive’s employment with the Company (other than a termination of employment on account of the death of the Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 25 hereof.
(b)    Termination Date. The Termination Date shall mean: (i) if the Executive’s termination of employment occurs due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s termination of employment occurs due to the Executive’s Disability, the date on which the Executive receives a Notice of Termination from the Company; (iii) if the Executive’s termination of employment occurs due to the Executive’s Voluntary Resignation, the date specified in the notice given pursuant to Section 9(c) hereof, which shall not be less than thirty (30) days after Company’s receipt of the Notice of Termination; (iv) if the Executive’s

termination of employment occurs due to the Executive’s termination for Good Reason, the date of his termination in accordance with Section 9(d) hereof; (v) if the Executive’s termination of employment occurs pursuant to a non-renewal of the Term of Employment by either Party, the end of the then-current Term of Employment; and (vi) if the Executive’s termination of employment occurs for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the Parties, after the giving of such Notice of Termination) set forth in such Notice of Termination. Effective as of the Termination Date, unless otherwise determined by the Board, the Executive shall be deemed to have resigned from any and all positions he then holds with the Company and its Affiliates, other than his position on the Board and any committee of the Board.
11.    PAYMENTS UPON TERMINATION OF EMPLOYMENT.
(a)    Termination Due to Death or Disability. In the event that the Executive’s employment hereunder is terminated due to his death or Disability, the Executive (or his estate or his beneficiaries, in the event of his death), shall be entitled to receive:
(i)    Payment in respect of (A) his accrued but unpaid Base Salary through the Termination Date, (B) any unpaid business expense reimbursements due to the Executive under Section 8(a) of this Agreement, (C) notwithstanding anything to the contrary in Section 5 of this Agreement, in the event that the Termination Date occurs after the end of a calendar year, but prior to the date on which the applicable Annual Bonus earned by the Executive is paid to the Executive, payment of such Annual Bonus, and (D) the Executive’s accrued but unused vacation days, if any, for the year in which the Termination Date occurs ((A), (B), (C) and (D) together, the “Accrued Amounts”). The Accrued Amounts shall be paid as soon as reasonably practicable, but no later than thirty (30) days, following the Termination Date;
(ii)    payment of vested benefits and equity awards in accordance with the applicable benefit plans, programs and agreements of the Company as in effect from time to time;
(iii)    payment of a prorated Annual Bonus in respect of the year in which the Termination Date occurs, determined based on the number of days worked by the Executive in the year in which the Termination Date occurs and actual achievement of the company performance goals established in respect of such year for the full year, with any individual goals being assumed to be achieved at target, payable at the same time as bonuses are paid to other employees of the Company, but no later than two and one-half (2 ½) months following the end of the year in which the Termination Date occurs; provided further that such bonus shall also include payment of the full Annual Bonus for the immediately preceding calendar year, without any reduction on account of individual performance, if it has not been paid as of the Termination Date (collectively, a “Pro-Rata Bonus”) and

(iv)    the Executive (or his estate or beneficiaries) shall be entitled to exercise any vested but unexercised stock options until the earlier of (x) three (3) years following the Termination Date or (y) the final date such options are exercisable by their terms.
(b)    Termination by the Company for Cause or Voluntary Resignation.
(i)    In the event the Company terminates the Executive’s employment hereunder for Cause or in the event of a Voluntary Resignation, the Executive shall be entitled to receive:
(A)    payment of the Accrued Amounts as soon as reasonably practicable, but no later than thirty (30) days, following the Termination Date; and
(B)    payment of vested benefits and equity awards in accordance with the applicable benefit plans, programs and agreements of the Company as in effect from time to time.
(c)    Termination by the Company without Cause or by the Executive for Good Reason.
(i)    In the event that the Executive’s employment hereunder is terminated by the Company without Cause (other than due to Disability, death or the non-renewal of this Agreement) or the Executive resigns for Good Reason, the Executive shall be entitled to:
(A)    payment of the Accrued Amounts as soon as reasonably practicable, but no later than thirty (30) days, following the Termination Date;
(B)    payment of vested benefits and equity awards in accordance with the applicable benefit plans, programs and agreements of the Company as in effect from time to time; and
(C)    subject to the Executive’s satisfaction of the Release Requirements (as defined below):
(1)    continued payment of Base Salary at the annualized rate in effect on the Termination Date for a period of twelve (12) months following the Termination Date, payable in accordance with the Company’s usual and customary payroll practices;
(2)    payment of one (1) times the greater of the prior year’s Annual Bonus or his Target Annual Bonus Opportunity for the then current calendar year, with such amount payable over twelve (12) months following the Termination Date in accordance with the Company’s usual and customary payroll practices;
(3)    payment of a Pro-Rata Bonus;

(4)    an additional twenty-four (24) months of covered service toward vesting of all equity awards issued under the Equity Incentive Plan to be credited in full on the Release Date (as defined below);
(5)    a lump sum payment upon the Termination Date in an amount that, after applicable income and employment taxes calculated at the applicable maximum rate, is equal to the monthly COBRA premium the Executive would be required to pay to continue the group health coverage in effect on the Termination Date (which amount will be based on the premium for the first month of COBRA coverage) for a period of twelve (12) months following the Termination Date, which payment will be made thirty (30) days after employment termination regardless of whether the Executive elects COBRA continuation coverage; and
(6)    solely to the extent the Termination Date occurs during the Change in Control Period, any then unvested equity awards granted under the Stock Incentive Plan shall immediately become vested in full as of the Termination Date.
provided, however, that the amount of cash-based payments under clauses (1) and (2) above shall in no event be less than $1 million.
(ii)    All payments to be made and benefits to be provided under Section 11(c)(i)(C) (together, the “Severance Payments”) shall be provided or shall commence on the 60th day after the Termination Date (the “Release Date”), provided that, as of the 50th day after the Termination Date, the Release Requirements are satisfied. If the Release Requirements are not satisfied as of the 50th day after the Termination Date, then the Executive shall not be entitled to any payments or benefits under the foregoing subsections and the Company and its Affiliates shall have no further obligations in connection therewith. If the Release Requirements are satisfied, then the portion of the Severance Payments which would otherwise have been paid during the period between the Termination Date and the Release Date shall instead be paid as soon as reasonably practicable following the Release Date. For purposes of this Agreement, the “Release Requirements” shall be satisfied if, as of the applicable date, the Executive has executed a general release of claims against the Company and its Affiliates in substantially the form attached hereto as Exhibit A and the revocation period required by applicable law has expired without the Executive’s revocation of such release.
(d)    Non-Renewal of the Agreement. In the event of a non-renewal of this Agreement that does not result in a termination of the Executive’s employment, then the Executive shall continue to render services to the Company beyond the expiration of the Term of Employment \on an “at-will” basis and either Party would be able to terminate such services at any time, for any or no reason. Such services shall not be deemed to extend any of the provisions of this Agreement; provided, that the provisions of Sections 11, 12, 13, 14 and 21 shall remain in effect as long as is necessary to give effect thereto.

(e)    No Mitigation Requirement or Offset. In the event of any termination of employment under this Section 11, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.
(f)    No Other Severance Benefits. Except as specifically set forth in this Agreement, the Executive covenants and agrees that the Executive shall not be entitled to any other form of severance or termination payments or benefits from the Company, including, without limitation, payments or benefits otherwise payable under any of the Company’s regular severance policies.
(g)    Nature of Payments. Any amounts due under this Section 11 are in the nature of severance payments considered to be reasonable by the Company and the Executive and are not in the nature of a penalty.
12.    RESTRICTIVE COVENANTS.
(a)    Non-Competition.
(i)    The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees that during the Term of Employment and the Restricted Period the Executive will not directly or indirectly become an employee, director, or independent contractor of, or a consultant to, or perform any services for, or acquire any financial interest in, any Person engaging in a Competing Business.
(ii)    Notwithstanding anything to the contrary in this Agreement, the Executive may:
(A)    directly or indirectly own, solely as an investment, securities of any Person engaged in a Competing Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (1) is not a controlling person of, or a member of a group which controls, such person and (2) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Person (excluding any interest the Executive owns through a mutual fund, private equity fund or other pooled account); and
(B)    provide services for a subsidiary or division of a Person that is engaged in a Competing Business as long as such subsidiary or division (1) is not itself engaged in a Competing Business and (2) does not, and the Executive does not, provide any services to the Person that is engaged in a Competing Business that relate (directly or indirectly) to such Competing Business.
(b)    Non-Solicitation.
(i)    During the Term of Employment and the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, solicit or hire, or attempt to solicit or hire:
(A)    any customer or supplier of the Company or any of its Affiliates in connection with any business activity that then competes with the Company or such Affiliate(s); or
(B)    any Company Service Provider or individual who was a Company Service Provider within the six-month period immediately prior thereto or encourage, directly or indirectly, any such individual to terminate or otherwise alter his or her employment with, and/or provision of services for, the Company or its Affiliates; provided, however, that any solicitation of any such person on behalf of Pango shall not be considered to violate this Section 12(b).
(c)    Confidentiality.
(i)    The Executive hereby agrees that, during the Term of Employment and thereafter, other than in the proper performance of his duties for the Company and its Affiliates, he will hold in strict confidence any proprietary information or Confidential Information related to the Company or any of its Affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its Affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets, provided that Confidential Information shall not include (A) information the Executive is required to disclose by applicable law, regulation or legal process so long as the Executive notifies the Company promptly (it being understood that “promptly” shall mean “prior to” unless prior notice is not possible, in which case “promptly” shall mean as soon as practicable following) of the Executive’s obligation to disclose Confidential Information by applicable law, regulation or legal process and cooperates with the Company to limit the extent of such disclosure, or (B) any information that is or becomes publicly known through no fault of the Executive. Notwithstanding anything to the contrary, the disclosure of Confidential Information by the Executive to a director or employee of Pango who is also a Company Service Provider shall not be considered a breach of this Section 12(c).
(ii)    Notwithstanding the foregoing, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.
The Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the attorney of the Executive and use the trade secret information in the court proceeding, only if the Executive (i) files any document containing the trade secret under seal and (ii) does not directly or indirectly disclose the trade secret, except pursuant to court order.
(iii)    The Executive agrees that at the time of the termination of his employment with the Company, whether at the insistence of the Executive or the Company, and regardless of the reasons therefor, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical and electronic matter containing Confidential Information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or Affiliate of the Company which are in his possession, except for any documents for which the Company or any subsidiary or Affiliate of the Company has given written consent to removal at the time of the termination of the Executive’s employment.
(d)    Injunctive Relief. It is impossible to measure in money the damages that will accrue to the Company or any of its Affiliates in the event that the Executive breaches any of the covenants set forth in this Section 12 (the “Restrictive Covenants”). In the event that the Executive breaches any such Restrictive Covenant, the Company or any of its Affiliates shall be entitled to an injunction restraining the Executive from violating such Restrictive Covenant (without posting any bond). If the Company or any of its Affiliates shall institute any action or proceeding to enforce any such Restrictive Covenant, the Executive hereby waives the claim or defense that the Company or any of its Affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company or any of its Affiliates has an adequate remedy at law. The foregoing shall not prejudice the Company’s or any of its Affiliates’ other rights or remedies under applicable law or equity. In addition, the Company and the Executive agree that if the Executive violates any Restrictive Covenant, the Company may cease payment of the Severance Payments and shall also be entitled to recoup any portion of the Severance Payments that were previously paid to the Executive.
13.    NON-DISPARAGEMENT.
The Executive agrees that he will not, any time during the Term of Employment and for two years after the termination of his employment with the Company for any reason, directly or indirectly, disparage (i) the Company or its Affiliates, (ii) the business, property or assets of the Company or its Affiliates, or (iii) any of the former, current or future officers, directors, employees or stockholders of the Company or its Affiliates. The Company shall instruct its officers and members of the Board (in their individual capacities or on behalf of the Company) not to, at any time during the Term of Employment and on or after the time of the termination of Executive’s employment with the Company for any reason, directly or indirectly, make or publish any disparaging statements or remarks about the Executive. Nothing in this Section shall be construed to limit the ability of the Executive or the Company’s officers or members of the Board (in their individual capacities or on behalf of the Company) to give truthful testimony pursuant to valid legal process, including but not limited to, a subpoena, court order or a government investigative matter.

14.    POST-TERMINATION OBLIGATIONS.
For a period of two (2) years following the end of the Term of Employment, the Executive shall, upon reasonable notice, use his reasonable best efforts to assist and cooperate with the Company and its counsel by providing such information and assistance to the Company as may reasonably be required by the Company at the Company’s expense in connection with any existing or threatened claim, arbitral hearing, litigation, action or governmental or other investigation involving the conduct of business of the Company or its Affiliates not commenced by or involving the Executive. If Executive is required to provide any services pursuant to this Section 14 following the termination of Executive’s employment, upon presentation of appropriate documentation, the Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with the performance of such services. In addition, if and to the extent that the Executive is required to provide the services described in this Section 14 after the period of two (2) years following the end of the Term of Employment, the Company will compensate the Executive for such cooperation at an hourly rate agreed upon by the Parties following good-faith consultations.
15.    INDEMNIFICATION.
During the Term of Employment and for six years thereafter, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers. The Executive shall be entitled to indemnification from the Company under terms and conditions that are no less favorable as those provided to members of the Board of Directors.
16.    ASSIGNABILITY; BINDING NATURE.
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. This Agreement may be assigned by the Company to a person or entity that is a successor in interest to substantially all of the business operations of the Company or, while Executive is employed as the Company’s Chief Executive Officer, to an Affiliate that holds material assets. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity or Affiliate. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, provided that any amount due hereunder to the Executive at the time of his death shall instead be paid to his estate or his designated beneficiary.
17.    AMENDMENT OR WAIVER.
No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.
18.    SECTION 409A.
(a)    To the extent applicable, this Agreement will be construed to comply, and administered in compliance, with Section 409A of the Code.
(b)    Notwithstanding anything in this Agreement to the contrary, if as of the Termination Date the Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then:
(i)    the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the first business day of the seventh month following Termination Date (or the earliest date as is permitted under Section 409A of the Code), or
(ii)    (A) with respect to the provision of in-kind benefits hereunder which are otherwise not exempt from the six (6) month delay requirements, during the period beginning on the Termination Date, and ending on the six (6) month anniversary of such date, Executive may be permitted to commence use of such benefits so long as Executive reimburses the Company, on the last business day of each month, all or part of which occurs during such period, for the amount of any income imputed to Executive under applicable tax rules as a result of any benefits provided to Executive during such month, and (B) in such event, on the 1st business day of seventh month following the Termination Date, the Company shall make a one-time, lump sum cash payment to Executive in an amount equal to the payments made by Executive in accordance with this Section 18(b)(ii)(A), together with interest thereon accruing at the applicable federal rate for instruments of less than one year, and
(iii)    if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred to the extent that such deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.
(c)    For purposes of Section 409A of the Code, (i) references herein to the Executive’s Termination Date, “termination of employment” or like reference shall refer to the Executive’s “separation from service” with the Company within the meaning of Section 409A of the Code and (ii) the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(d)    Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (y) the Company shall reimburse the Executive for expenses for which he is entitled to be reimbursed on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
(e)    The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 18; provided that, notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Affiliates, employees or representatives shall have any liability to Executive with respect to any tax liabilities imposed on Executive under Section 409A of the Code. In the event that any changes are made to Section 409A of the Code, this Section 18 shall be deemed amended to the extent necessary to cause this Agreement to comply with such changes to such law.
19.    PARACHUTE PAYMENTS.
Notwithstanding anything contained in this Agreement to the contrary to the extent that any of the payments and benefits provided for under this Agreement together with any payments or benefits under any other agreement or arrangement between the Company or any of its Affiliates and the Executive (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, then the Company and its Board shall each use its best efforts to seek the stockholder consent required to approve of such Payments to preclude them from being subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”); provided, however, that the Executive shall reasonably cooperate with the Company and shall take all actions and execute such documents and instruments as shall be reasonably necessary to avoid assessment of the Excise Tax.
20.    SEVERABILITY.
In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.
21.    SURVIVORSHIP.
The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to achieve the intended preservation of such rights and obligations. In particular, the provisions of Sections 11, 12, 13 and 14 shall remain in effect as long as is necessary to give effect thereto.
22.    REFERENCES.
In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
23.    GOVERNING LAW.
This Agreement shall be governed in accordance with the laws of the Commonwealth of Massachusetts without reference to its principles of conflict of laws.
24.    PAYMENT AND WITHHOLDING.
The Company shall either pay the compensation and benefits provided for under this Agreement directly or arrange for timely payment by a member of the Company Group to the Executive. The payor shall be entitled to withhold from any payment to the Executive any amount of tax withholding required by applicable law at the times dictated by applicable law.
25.    HEADINGS.
The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
26.    NOTICES.
All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:
If to the Company: to the principal office of the Company and to the attention of its Chief Financial Officer.
If to the Executive, to the most recent address shown on the records of the Company.
27.    INTEGRATION, CONFLICTS WITH POLICIES OR PRIOR AGREEMENTS
The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the Parties hereto to be the final expression of their agreement with respect to the Executive’s employment with the Company and supersede any prior written or oral communications between or among the Parties. The

Executive agrees and acknowledges that the Prior Agreement is terminated without any requirement of further action by any party. To the extent that this Agreement contradicts, is inconsistent or in conflict with any Company plan, policy or prior agreement between or among any or all of the Parties, this Agreement supersedes any conflicting or inconsistent provision of any such plan, policy or agreement and is controlling to the extent necessary to resolve such conflict or inconsistency. All other Company plans and policies shall apply with respect to the Executive only after giving full effect to the terms of this Agreement. Any and all provisions in any Company plan, policy or prior agreement not inconsistent with this Agreement remain valid and binding.
28.    COUNTERPARTS
This Agreement may be executed in counterparts, each of which will be deemed an original.
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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AURA CONSOLIDATED GROUP, INC.

By:	/s/Brian DeCenzo
Name:	Brian DeCenzo
Title:	Chief Financial Officer
[Signature Page for Employment Agreement]

EXECUTIVE:

/s/ Hari Ravichandran
Hari Ravichandran
[Signature Page for Employment Agreement]

Exhibit A – Form of Release
RELEASE AGREEMENT
This Release Agreement (“Release”) is hereby made between Hari Ravichandran (“Executive”) and Aura Consolidated Group, Inc. (the “Company”),
I.    RECITALS
WHEREAS, Executive and the Company have entered into an Employment Agreement dated March 11, 2025 (the “Employment Agreement”), pursuant to which Executive is eligible to receive severance and certain benefits (the “Severance Benefits”) in the event of certain specified terminations of employment, subject to and conditioned upon his execution of a general release.
WHEREAS, Executive and the Company desire to enter into this Release, in satisfaction of such condition under the Employment Agreement.
II.    TERMS AND CONDITIONS
NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration contained herein, the parties hereby agree as follows:
1.    Separation. Executive’s employment with the Company and all of its subsidiaries and Affiliates shall terminate effective as of _____________________, _____. The Company and Executive agree that such separation is [without Cause] [for Good Reason] (as defined in the Employment Agreement), resulting in Executive’s rights to receive the Severance Benefits subject to his execution of this Release, as provided under the Employment Agreement.
2.    General Release and Covenant Not to Sue. In consideration for the Severance Benefits and other good and valuable consideration, Executive for himself, his assigns, agents, heirs, executors, administrators, personal representatives and legal representatives (the “Releasing Parties”) fully and unconditionally waives, releases and forever discharges any and all liability, claims, demands, actions or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense of any kind or character (collectively, “Claims”) relating to Executive’s employment with the Company Group (as defined in the Employment Agreement) and/or the termination of such employment, whether known or unknown, suspected or unsuspected of any kind or nature whatsoever they have or may have against the Company Group and/or its parent, subsidiaries, affiliates, and related entities, and all of their predecessors, successors, assigns, trustees, officers, directors, stockholders, partners, insurers, fiduciaries, agents, counsel and current and former employees (the “Released Parties”) from the beginning of time through and including the date Executive signs this Agreement, including without limitation, any Claims with respect to Executive’s entitlement to any wages, salary, bonuses, benefits, payments, or other forms of compensation, including but not limited to any stock or other security or derivative security issuable by the Company Group, any option to acquire shares of stock of any member of the Company Group or any other form of equity-based compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional Rights Act of 1866; the Equal Pay Act; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”); the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Family Medical Leave Act; the Massachusetts Fair Employment Rights Act; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Released Parties and the Executive (including, but not limited to, the Employment Agreement), but not including any Claim (a) to enforce the terms of this Release, (b) to bring to the attention of the Equal Employment Opportunity Commission or the Massachusetts Commission Against Discrimination claims of discrimination; provided, however, that Executive does release his or her right to secure any damages for alleged discriminatory treatment, (c) relating to accrued benefits earned and vested as of the Termination Date (as defined in the Employment Agreement) under an employee benefit plan maintained by any Released Party, whether or not governed by the Employee Retirement Income Security Act, including any claim to continued health coverage under COBRA, (d) to receive the Accrued Amounts (as defined in the Employment Agreement), (e) for any Releasing Party’s rights to indemnification under the Company’s by-laws or certificate of incorporation or under any agreement or policy of insurance carried by any Released Party or existing under applicable law, (f) rights as a stockholder under contract with one or more stockholders, statutory law or otherwise, or (g) that cannot be released as a matter of law. In addition, this Release is not intended to interfere with Executive’s right to challenge that his waiver of any and all ADEA claims pursuant to this Release is a knowing and voluntary waiver, although Executive, by signing below, specifically represents to the Company that he has entered into this Release knowingly and voluntarily.
3.    Covenant Not to Sue. Additionally, Executive acknowledges that he has not sued, commenced, asserted, brought or filed, and agrees that he shall not sue, commence, assert, bring or file, in any court or other tribunal, in any jurisdiction, any suit, action, litigation, complaint, cross-complaint, counterclaim, third-party complaint, petition or other pleading or proceeding, or otherwise has sought or will seek affirmative relief against any Released Party on account of any Claim released pursuant to Section 2 hereof.
4.    Voluntary Agreement. Executive understands and acknowledges the significance and consequences of this Release, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. Executive was hereby advised of Executive’s right to seek the advice of an attorney prior to signing this Release. Executive and Company each acknowledge that they have signed this Release only after full reflection and analysis, that they understand it and are entering into it voluntarily.
5.    Period for Consideration of Agreement and Other Matters. Executive acknowledges that, before signing this Release, Executive was given a period of at least [twenty-one (21)] days to consider this Release. Executive also understands that he has the right to change his mind and cancel this Release by providing written notice to the Company no later than seven (7) days following the date that Executive has signed it. This Release will not be effective until the end of this seven (7) day period. Executive acknowledges that Executive was advised to consult with legal counsel prior to executing a copy of this Release. [Executive acknowledges that Executive was provided with a list of the ages and job descriptions of the individuals who are eligible to receive similar Severance Benefits conditioned upon the signing of a similar agreement.]1
6.    Non-Admission. Executive and the Company agree that this Agreement does not constitute and shall not be construed, interpreted, or treated in any respect as an admission of any liability or wrongdoing by Executive or the Release Parties. Executive and the Company further agree that this Release shall not be admissible in any proceeding without Executive’s and the Company’s written consent, except for a proceeding instituted by Executive or the Company challenging the validity of this Release, a proceeding by Executive or the Company alleging a breach of this Release or the Employment Agreement, any proceeding in which a defense is asserted based on any provisions of this Release, or as otherwise required by law.
7.    Choice of Law, Interpretation and Severability. Executive and the Company agree that this Agreement shall be governed by Massachusetts law. Executive and the Company agree that this Agreement shall not be construed against any party on account of authorship and, if a court finds any part of this Agreement to be illegal or invalid, the illegal or invalid portion of the Agreement shall be severed and the rest of the Agreement will be enforceable. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
8.    Execution. This Agreement may be executed in facsimiled counterparts, each of which shall be equivalent to an original, but which collectively shall constitute one Agreement.
9.    Entire Agreement. Except as otherwise set forth herein, the terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements relating thereto whether written or oral.
AGREED TO AND ACCEPTED BY:

Executive	Aura Consolidated Group, Inc.

Date:	Name:
Title:

1 This paragraph is subject to revision as necessary for compliance with applicable law.

Exhibit B
Material Terms for Sign On Equity Award

Number of Options	3,000,000

Exercise Price	$3.64

Term of Option	10 years, subject to earlier expiration under standard terms due to termination of covered service

Vesting Schedule
25% on 1st anniversary of vesting commencement date; the remaining 75% in equal monthly installments over the next 36 months 50% accelerated vesting on Change of Control, with the remaining half vesting upon the earlier of continuing covered service until the first anniversary of the Change of Control or, if earlier, upon being a good leaver (i.e., other than a “for cause” termination or resignation other than for good reason)

Vesting Commencement Date	June 1, 2024 (1st day of month after spinoff)

Covered Service	Service as an employee or as a board member following expiration of the employment agreement, which shall be in addition to any accelerated vesting under the employment agreement due to a severance event

Transferability	Options are transferrable as permitted under securities law, including an estate planning vehicle or Grapevine

Schedule 1
The following summary is current as of the date of the Agreement and represents an exception to the covenants applicable to the Executive and set forth in Section 3(c) of the Agreement:
•The Executive owns at least one percent (1%) of the outstanding securities of he following Person, which Person’s securities are publicly traded on a national or regional stock exchange or on the over-the-counter market:
•The Executive owns at least three percent (3%) of the outstanding securities of the following Persons, which Persons’ securities are not publicly traded on a national or regional stock exchange or on the over-the-counter market:
•Jump Ventures (100%) – Entity used by the Executive acquire, fund and assist early-stage businesses – owns equity interests in JVEN LLC, JVEN II LLC, Leap Investment, LLC and Cashe Holdings LLC and Props.
•Unify Holdings (26.8%), which owns equity interests in UnifyCX LLC, Unify AI Tech LLC, GlowTouch LLC, GlowTouch DR SRL, GlowTouch PH Inc, UnifyCX Colombia SAS, CollectiveCX LLC, Collective Solution, LLC, CAAL Enterprise LLC, Collective Solutions LLC, Collective Solution BPO Ltd, UnifyCX Philippines, Inc.
•Explorer Holding Inc (50%) which holds equity interest in Diya Systems Mangalore Private Ltd and GlowTouch Technologies Private Ltd
•HaVi Ventures LLC (25%) which owns equity interest in Aurora Management LLF, B Lease LLC and HVSJ LLC
•HRVC LLC (17.5%)